Exhibit 33.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Carver Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-152698 on Form S-8 of Carver Bancorp, Inc. (the “Company”) of our report dated July 2, 2009 relating to the consolidated statements of condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2009, which reports appear in the March 31, 2009 annual report on Form 10-K of Carver Bancorp, Inc.
/s/ KPMG LLP
New York, New York
July 2, 2009